Exhibit 10.4
ESCROW AGREEMENT
This Escrow Agreement (this "Agreement") is entered into as of March 25, 2015, by and among CALA ENERGY CORP., a Nevada corporation (the "Company"), CKR LAW, LLP, a law firm organized as a limited liability partnership under the laws of California (the "Escrow Agent"), and the Buyer(s) set forth on the signature pages affixed hereto (the "Buyer"). The Buyer and the Company are collectively referred to herein as the "Parties."
WHEREAS, pursuant to the stock purchase agreement by and among the Company and the Buyer dated March 25, 2015 (the "Purchase Agreement"), each Buyer has individually and irrevocably agreed, subject to the terms and conditions of the Purchase Agreement, to purchase such number of shares of the Company's common stock, $0.001 par value per share, (the "Common Stock")  as set forth on Annex A to the Purchase Agreement (the "PPO Shares") at a price of U.S. $0.08 per share (the "Share Offering Price") in exchange for such aggregate sum to be determined by multiplying the PPO Shares by the Share Offering Price (the "Subscription Amount");
WHEREAS, the Parties have agreed to place on deposit with the Escrow Agent, the Subscription Amount (the "Escrow Funds") to be held in a non-interest bearing attorney escrow account as described in Section 3 below (the "Escrow Account") pursuant to the terms of the Purchase Agreement and this Agreement; and
WHEREAS, once the Subscription Amount is placed into escrow hereby and the Subscription Agreement is executed and delivered by the Buyer, the Purchase Agreement becomes irrevocable by Buyer and Escrow Agent may, if accepted by the Company, distribute Escrow Funds deposited therefore without further notice to, or consent of, Buyer; and
WHEREAS, the Escrow Agent has agreed to act as Escrow Agent at the request of the Parties and to hold certain funds delivered to it in accordance with the provisions hereof.
NOW, THEREFORE, IT IS HEREBY MUTUALLY AGREED, that:
1.            Definitions.                          Unless otherwise defined in this Agreement, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Purchase Agreement.
2.            Binding Agreement.  This Agreement becomes binding upon the Buyer automatically upon execution of the Purchase Agreement.  All capitalized terms not otherwise defined herein shall be as defined in the Purchase Agreement.
3.            Delivery of Escrow Funds.  Upon execution of the Purchase Agreement by Buyer, the Buyer shall deliver to Escrow Agent a wire transfer of the Escrow Funds in accordance with the wire instructions set forth below.  Such Subscription Amount shall be wired by the Buyer to a special non-interest bearing attorneys Escrow Account operated by Escrow Agent under this Agreement as follows:

Escrow Agent – Wire Transfer Instructions: Bank: ABA/Routing #: Account Name: Account #: Swift Code: Reference: LFC- __________ [please insert name]
4.            Disbursement of the Escrow Funds.
(a)            In the event that, on or before the Termination Date (as defined in the Purchase Agreement), the Escrow Agent received written Disbursement Notice (as hereinafter defined) and disbursement instructions executed by the Company that it has accepted one or more subscriptions from Buyers, the Escrow Agent shall disburse all Escrow Funds held in respect of such subscriptions to the Company.  A "Disbursement Notice", as used herein, shall mean a notice  detailing the name of the Buyer whose Purchase Agreement is being accepted, the Subscription Amount accepted (or rejected if any) and number of PPO Shares issued as well as the date of Closing, and further certifying that the LFC Acquisition has been completed instructing of the Escrow Agent to disburse funds.

(b)            In the event that the Company requests to Escrow Agent that Escrow Funds be returned to any Buyer, said funds shall be returned to such Buyer within four (4) business days of such refund notice, to the account from which such funds originated, unless a separate account approved by the Escrow Agent is specifically provided for by the Buyer.

(c)            In the event that no Disbursement Notice or Refund Notice is received by or before the Termination Date all Escrow Funds shall be returned within four (4) business days of such Termination Date, to the account from which such funds originated, unless a separate account approved by the Escrow Agent is specifically provided for by the Buyer.  Notwithstanding the foregoing, the Company and any one or more Buyer's may elect to continue the Offering Period and this Escrow Agreement in writing and, any non-consenting Buyer's Escrow Funds shall be returned to such Buyer.
5.            Disputes.                          Escrow Agent has acted as counsel for the Company only in connection with the LFC Acquistion and Buyers consent thereto and hereby waive any apparent conflict of interest with respect to such representation. Escrow Agent's duties shall be ministerial in nature and the release of any funds does not constitute or imply that any opinion of counsel is granted in connection with the Closing or that Escrow Agent has endorsed or conducted any degree of due diligence relating to the offering.  In the event of any dispute among the Parties, the provisions of Section 6 below shall prevail, and, upon return of funds or deposit of the same into court as provided in Section 6 below, Escrow Agent's duties shall be deemed duly discharged and satisfied in full.

6.            Acceptance by Escrow Agent.  The Escrow Agent hereby accepts and agrees to perform its obligations hereunder, provided that:

(a)  The Escrow Agent shall have no liability or obligation with respect to the Escrow Funds, except for Escrow Agent's willful misconduct or gross negligence.  The Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Agreement.  The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and conform to the provisions of this Agreement.  In no event shall the Escrow Agent be liable for incidental, indirect, special, and consequential or punitive damages.  The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which the funds are deposited, this Agreement or the Purchase Agreement, or to appear in, prosecute or defend any such legal action or proceeding.  The Escrow Agent may consult legal counsel selected by it in any event of any dispute or question as to construction of any of the provisions hereof or of any other agreement or its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instructions of such counsel. Parties jointly and severally shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

(b)            The Escrow Agent is hereby authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter.  If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in any case any order judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it to be  binding upon it, without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(c)            From and at all times after the date of this Agreement, the Parties,  jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each partner, director, officer, employee, attorney, agent and affiliate of Escrow Agent  (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorney's fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action, or proceeding (including any inquiry or investigation) by any person, including without limitation the parties to this Agreement, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transaction contemplated herein, whether or not any such Indemnified Party is a party to any such action or proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. The obligations of the parties under this section shall survive any termination of this Agreement, and resignation or removal of Escrow Agent shall be independent of any obligation of Escrow Agent.

(d)            If at any time, there shall exist any dispute between the Parties with respect to holding or disposition of any portion of the Escrow Funds, or any other obligations of Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Funds, or the Escrow Agent's proper actions with respect to its obligations hereunder, or if the parties have not within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to the notice provisions hereof, appointed a successor escrow agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(i)	suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent or until a successor escrow agent shall be appointed (as the case may be); provided however, the Escrow Agent shall continue to hold the Escrow Funds in accordance with the terms hereof; or
(ii)	petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to the Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all funds held by it in the Escrow Funds, after deduction and payment to the Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with performance of its duties and the exercise of its rights hereunder.
(e)            The Escrow Agent may resign from the performance of its duties hereunder at any time by giving no less than ten (10) days' prior written notice to the Parties or may be removed, with or without cause, by the Parties, acting jointly, by furnishing a joint written direction to the Escrow Agent, at any time by the giving of ten (10) days' prior written notice to the Escrow Agent as provided herein below.  Upon any such notice of resignation or removal, the Parties jointly shall appoint a successor escrow agent hereunder.  Upon the acceptance in writing of any appointment of an Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession.  After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.  The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all funds held by it in the Escrow Funds, to the successor escrow agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

(f)            Other than its obligation to wire the Escrow Funds to the account set forth in Section 3, the Escrow Agent shall have no duty, responsibility or obligation to interpret or enforce the terms of any agreement other than Escrow Agent's obligations hereunder, and the Escrow Agent shall not be required to make a request that any monies be delivered to the Escrow Account, it being agreed that the sole duties and responsibilities of the Escrow Agent shall be to the extent not prohibited by applicable law (i) to accept the wire transfer delivered to the Escrow Agent for the Escrow Account and deposit said wire transfer into the non-interest bearing Escrow Account, and (ii) to disburse the Escrow Funds as stated above.
(g)            The Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Agreement.  No implied covenants or obligations shall be inferred from this Agreement against the Escrow Agent, nor shall the Escrow Agent be bound by the provisions of any agreement beyond the specific terms hereof.
(h)            No provision of this Agreement shall require the Escrow Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder. The Escrow Agent is acting under this Agreement as a stakeholder only and shall be considered an independent contractor with respect to each party.  No term or provision of this Agreement is intended to create, nor shall any such term or provision be deemed to have created, any trust, joint venture, Partnership, or debtor/creditor relationship between or among the Escrow Agent and any of the parties.
(i)            In no event shall the Escrow Agent be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages even if the Escrow Agent has been advised of the likelihood of such loss or damage.\

7.            Representations and Warranties.
            (a)            The Parties represent and warrant to the Escrow Agent that they have not stated to any individual or entity that the Escrow Agent's duties will include anything other than those duties stated in this Agreement.
(b)            The Parties represent and warrant to the Escrow Agent that no other document that has been delivered or will be delivered by the Parties to any third parties that include Escrow Agent's name and duties.
(c)            The Parties represent and warrant to the Escrow Agent that this Escrow Agreement has been duly and validly authorized, executed and delivered by the them, is in full force and effect, and represents a legal and binding obligation of the Transaction Parties.
8.            Termination of the Escrow Agent.  Upon disbursement of the Escrow Funds as set forth herein, (i) the duties of the Escrow Agent shall terminate and the Escrow Agent shall be relieved of all further obligations and released from all liability thereafter arising with respect to the Escrow Funds and (ii) this Agreement shall terminate (except for the provisions of Sections 5, 10 and 11 which shall survive the date of termination of this Agreement).
9.            Compensation.  Escrow Agent shall not be entitled to separate compensation for the duties to be performed by it hereunder, provided, however, that the Parties shall be obligated to reimburse Escrow Agent for all fees, costs and expenses incurred or that become due in connection with this Agreement or the Escrow Account, including reasonable attorney's fees.
10.            Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the Escrow Funds supersedes any prior written or oral communications, and may not be terminated, modified or amended, except in writing subscribed to by all of the Parties hereto.  Each of the undersigned states that it has read this entire Agreement and understands and agrees to it.
11.            Choice of Law and Forum; Waiver of Jury Trial.  This Agreement shall be governed by the substantive laws of the State of New York without regard to its conflicts of laws principles.  Each party to this Agreement (a) submits to the exclusive jurisdiction of any state or federal court located in New York, New York having subject matter jurisdiction in any action or proceeding arising out of or relating to this Agreement, (b) agrees that any dispute or controversy concerning, arising out of or relating to this Agreement may be heard and determined in any such court, and (c) shall not bring any action or proceeding concerning, arising out of or relating to this Agreement in any other court.  Each party to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.  Any party to this Agreement may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in this Agreement.  Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.            Equitable Relief.  Each of the Parties acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.
13.            Successors and Assigns; Third Party Beneficiaries.  Neither this Agreement nor any right or obligation hereunder shall be assignable by any Party without the prior written consent of the other parties hereto.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns.
14.            Headings.  The division of this Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
15.            Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, addressed to the applicable Parties as set forth on the signature page(s) to the Purchase Agreement or to such other address as such Party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for communications to the Escrow Agent shall be:
CKR Law LLP
1330 Avenue of the Americas, 35th Floor
New York, NY 10019
Tel: 212-400-6900
 Facsimile:  212-400-6901
Attn:  Ronniel Levy, Esq.
Email:  rlevy@ckrlaw.com

or to such other address as any of them shall give to the others by notice made pursuant to this Section.

16.            No Modification to Purchase Agreement.  This Agreement shall not be construed as a limitation of any rights or remedies of the Transaction Parties pursuant to the Purchase Agreement.
17.            Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be an original and all such counterparts together shall constitute but one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.
CALA ENERGY CORP.
By:
Name:
Title:
CKR LAW, LLP
By:
Name:
Title:  Managing Partner
BUYER
The Buyer (and other Buyers executing a copy   of this Agreement) executing the Buyer Omnibus Signature Page in the form attached as Annex A to the Securities Purchase Agreement and delivering the same to the Company or its agents shall be deemed to have executed this Agreement and agreed to the terms hereof.

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